Exhibit 10.24

SECOND AMENDMENT TO SERVICE AGREEMENT

This is the Second Amendment (this “Amendment”) to the Service Agreement between ING USA Annuity and Life Insurance Company (formerly, Golden American Life Insurance Company) (“ING USA”) and Directed Services LLC (formerly, Directed Services, Inc.) (“DSL”). This Amendment is effective as of July 31, 2007.

1. Background. ING USA and DSL are parties to a Service Agreement, effective January 1, 1994 (the “Base Agreement”) pursuant to which ING USA and DSL provide each other with certain services more particularly described in Section 2 of the Base Agreement. ING USA and DSL executed a first amendment, effective March 7, 1995, to the Base Agreement (the “First Amendment”) pursuant to which the parties (i) clarified certain services to be provided by DSL; and (ii) added expense examples to Section 3 of the Base Agreement to clarify equitable expense determinations. The Base Agreement, together with the First Amendment is hereinafter referred to as the “Agreement”. ING USA and DSL wish to amend (i) Section 3(c) of the Agreement relating to compensation payable to ING USA for managerial and supervisory services; and (ii) Section 11 of the Agreement to provide for the laws of Iowa as the governing law of the Agreement. Capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

2.         Amendment to Section 3 of the Agreement. Section 3 is amended by the deletion of subparagraph (c) and the insertion of the following provision as subparagraph (c) thereof;

“(c)     Expenses for managerial and supervisory services – DSL shall pay to ING USA on a monthly basis in arrears, an amount equal to the product of the Monthly Rate (as hereinafter defined) times the Monthly AUM (as hereinafter defined). Monthly Rate shall mean for any month, the amount derived by dividing the net income earned by ING Investors Trust for such month by the total average assets of ING Investors Trust for such month. Monthly AUM shall mean for any month, that portion of the total average assets of ING Investors Trust for such month that is attributable to ING USA deposits.”

3.         Amendment to Section 11 of the Agreement. Section 11 is deleted and the following provision is inserted in lieu thereof:

“11. Governing Law.

This Agreement is made pursuant to, and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of Iowa.”

4.         Amended Agreement. Except as specifically amended by this Amendment, each and every term of the Agreement remains in full force and effect.

5.         Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

ING USA Annuity and Life Insurance Company
By: /s/	Alice W. Su
Alice W. Su
Vice President and Actuary

Directed Services LLC
By: /s/	Richard Gelfand
Richard Gelfand
Chief Financial Officer